Filed Pursuant to Rule 424(b)(3)
Registration No. 333-248239
Prospectus Supplement No. 4
(To Prospectus dated August 27, 2020)
NETSTREIT CORP.

This Prospectus Supplement updates, amends and supplements the prospectus dated August 27, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-248239). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This Prospectus Supplement updates, amends and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.
You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 28 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus, to read about factors you should consider before investing in our securities.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 19, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 19, 2021

NETSTREIT Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-39443	84-3356606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway Suite 1600 Dallas, Texas	75206
(Address of Principal Executive Offices)	(Zip Code)
972-200-7100
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NTST	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 19, 2021, NETSTREIT Corp. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”). Set forth below are the final voting results for each of the proposals submitted to a vote of the stockholders at the Annual Meeting:

	Shares Voted For	Shares Voted Against	Abstentions	Broker Non-Votes
Election of directors
Mark Manheimer	21,253,302	132,626	10,936	3,733,755
Todd Minnis	21,226,405	159,523	10,936	3,733,755
Michael Christodolou	21,338,861	45,067	12,936	3,733,755
Heidi Everett	21,336,702	49,228	10,934	3,733,755
Matthew Troxell	21,190,510	192,418	13,936	3,733,755
Lori Wittman	21,211,917	172,013	12,934	3,733,755
Robin Zeigler	21,336,503	49,427	10,934	3,733,755

Ratification of appointment of independent registered public accounting firm	25,051,443	14,829	64,347	N/A

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSTREIT CORP.

By:	/s/Andrew Blocher
Name:	Andrew Blocher
Title:	Chief Financial Officer, Treasurer and Secretary
Date: May 21, 2021